PROSPECTUS SUPPLEMENT

(to PROSPECTUS DATED OCTOBER 2, 2017)

Filed Pursuant to Rule 424(b)5

Registration No. 333-219708

$27,500,000

Senior Convertible Notes

A Ordinary Shares

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We are offering $27,500,000 aggregate principal amount of our senior convertible notes. This prospectus supplement also covers up to 27,500,000 of our A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including A ordinary shares that may be issued as interest in lieu of cash payments).

The notes will mature on the date that is the one year anniversary of the closing date of this offering unless earlier converted or redeemed, subject to the right of the investors to extend the date under certain circumstances. All amounts due under the notes are convertible at any time, in whole or in part, at the holder’s option, into our A ordinary shares at the initial conversion price of $3.59, which conversion price is subject to certain adjustments, except that a holder will not have the right to convert any portion of a note to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of our A ordinary shares outstanding immediately after giving effect to such conversion, subject to certain adjustments. If an event of default occurs, a holder may convert all, or any part of, the principal amount of a note and all accrued and unpaid interest and late charge at an alternate conversion price, as described herein.

Our A ordinary shares are listed on the New York Stock Exchange under the symbol “EROS.” On September 25, 2019, the last reported sales price of an A ordinary share was $2.84 per share. There is no established public trading market for the notes and we do not expect any such market to develop. In addition, we do not intend to list the notes on any national securities exchange or other nationally recognized trading system.

_________________________

Investing in our securities involves certain risks. See “Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Total
Public offering price	$25,000,000
Proceeds, before payment of other expenses, to us	$25,000,000

Delivery of the notes by us will be in certificated form and are expected to be made on or about September 30, 2019.

_________________________

September 26, 2019

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
COMPANY OVERVIEW	S-1
THE OFFERING	S-3
RISK FACTORS	S-5
USE OF PROCEEDS	S-9
CAPITALIZATION	S-10
DESCRIPTION OF THE SECURITIES BEING OFFERED	S-11
DIVIDEND POLICY	S-21
PLAN OF DISTRIBUTION	S-22
LEGAL MATTERS	S-23
EXPERTS	S-23
WHERE YOU CAN FIND MORE INFORMATION	S-23
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-23

ABOUT THIS PROSPECTUS	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
COMPANY OVERVIEW	9
USE OF PROCEEDS	12
RATIO OF EARNINGS TO FIXED CHARGES	13
DESCRIPTION OF SECURITIES	14
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF WARRANTS	20
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND MORE INFORMATION	23
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	24
ENFORCEABILITY OF CIVIL LIABILITIES	25

 i

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” in the accompanying prospectus. These documents contain information you should consider when making your investment decision. This prospectus supplement may add to, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

 ii

COMPANY OVERVIEW

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into the accompanying prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should also carefully consider the matters discussed in “Risk Factors” and in the accompanying prospectus and in other periodic reports incorporated herein by reference. References to “Eros,” “we,” “our” or “us” refer to Eros International Plc and not to any of its subsidiaries.

Our Company

Eros International Plc is a leading global company in the Indian film entertainment industry, which co-produces, acquires and distributes Indian language films in multiple formats worldwide and operates the largest Indian-content OTT entertainment service network, Eros Now. The Company was founded in 1977 and is one of the oldest companies in the Indian film industry to focus on international markets. We believe we are pioneers in our business. Our success is built on the relationships we have cultivated over the past 40 years with leading talent, production companies, exhibitors and other key participants in our industry. By leveraging these relationships, we have aggregated multi-format rights to over 3,000 films in our library, including recent and classic titles that span different genres, budgets and languages. Eros Now, our digital over-the-top entertainment service, has rights to over 12,000 films, out of which approximately 5,000 films are owned in perpetuity, across Hindi and regional languages from Eros’s internal library as well as third party aggregated content, which we believe makes it one of the largest Indian film offering platforms around the world.

Eros Now is focused on offering quality content, including Indian films, music and original shows, opening new markets, delivering consumer-friendly product features such as offline viewing and subtitles and adopting a platform agnostic distribution strategy on Android and iOS platforms across mobile, tablets, cable or internet, including through deals with original equipment manufacturers, or OEMs and streaming service providers. In addition, Eros Now has successfully premiered over 220 films and released high profile Eros Now Originals such as Smoke, Side Hero, and the highly anticipated digital mini-series Modi, which is based on the life of the Indian prime minister. Eros Now had over 154.7 million registered users across WAPs, APPs and the Eros Now website and had 18.8 million paying subscribers as of March 31, 2019. While a majority of registered users are from India, Eros Now has registered users in 135 different countries. Having established over 20 partnerships and strategic collaborations globally with telecommunications operators, OEMs and streaming services providers, Eros Now is available globally through multiple distribution channels. These partnerships and strategic collaborations include our recent agreement with Apple to make Eros Now content available on all Apple devices in multiple countries outside of India, making Eros Now the first Indian OTT provider collaborating with Apple on such a scale.

Our portfolio of films over the last two completed fiscal years comprised 96 films. In fiscal year 2019 we released 72 films in total either in India, overseas or both. These comprised 15 Hindi films, 7 Tamil/Telugu films and 50 regional language films. Our film library has been built up over more than 40 years and includes hits from across that time period, including, among others, Andhadhun, Boyz 2, Newton, Munna Michael, Subh Mangal Saavadhan, Ki & Ka, Housefull 3, Dishoom, Baar Baar Dekho, Bajrangi Bhaijaan, Bajirao Mastani, Tanu Weds Manu Returns, NH10, Badlapur, Devdas, Hum Dil De Chuke Sanam, Lage Raho Munna Bhai, Vicky Donor, English Vinglish, and Goliyon Ki Raasleela: Ram-Leela. Our revenue is derived from theatrical, television syndication and digital and ancillary distribution channels, globally. We generated revenue of $270.1 million for the fiscal year ended March 31, 2019.

We have won 218 awards in fiscal year 2015, 2016, 2017, 2018 and 2019, including Studio of the Year. Some of our films from fiscal year 2018 and 2019 that won awards include – Side Hero, Mukkabaaz, Newton, Shubh Mangal Savdhaan and Munna Michael. Further, our films have won Best Film, Best Director, Best Story, Best Actor, Best Music, Best Special Effects and Best Child Actor awards, to name a few. Bajrangi Bhaijaan won 37 awards including the 63rd National Award for Popular Film. Bajirao Mastani won over 79 award titles including National Award for Best Director. Tanu Weds Manu Returns won 19 awards including National Award for Best Female Actor in a Leading Role, Hero won seven awards and Badlapur won seven awards. Our Malayalam film Pathemari also won a National Award for Best Malayalam Film. In addition, Eros India was featured as “India’s Top 500 Companies” in Dun & Bradstreet’s 2018 report.

Depending on the film, the distribution rights we acquire may be global, international or India only. Indian films have a global appeal and their popularity has been increasing in many countries that consume dubbed and subtitled foreign content in local languages. These markets include Germany, Poland, Russia, France, Italy, Spain, Indonesia, Malaysia, Japan, South Korea, China, the Middle East and Latin America among others. In all these markets, it is the locals who are neither English nor Hindi speaking who view the content of the Indian film in a dubbed or subtitled version in their language, similar to the manner in which they view Hollywood content. Based on gross collections reported by comScore, our market share (as an average over the preceding eight calendar years to 2018) is 24% of all theatrically released Indian language films in the United Kingdom and the U.S. Other international markets that exhibit significant demand for subtitled or dubbed Indian-themed entertainment include Europe and Southeast Asia. In addition, China is increasingly becoming an important market and we expect to release select films from our slate for wider release into China.

Our distribution capabilities enable us to target a majority of the 1.3 billion people in India.. Recently, as demand for regional film and other media has increased in India, our brand recognition in Hindi films has helped us to grow our non-Hindi film business by targeting regional audiences in India and overseas. With our distribution network for Hindi and Tamil films and additional distribution support through our majority owned subsidiary, Ayngaran, we believe we are well positioned to expand our offering of non-Hindi content.

We distribute our film content globally across the following distribution channels: theatrical, which includes multiplex chains and stand-alone theaters; television syndication, which includes satellite television broadcasting, cable television and terrestrial television; and digital and ancillary, which primarily includes music, inflight entertainment, home video, internet protocol television, or IPTV, video on demand, or VOD, internet channels and Eros Now.

On June 19, 2019, the Company announced that its Board of Directors has decided to enter into a formal review process to evaluate and explore strategic alternatives for the Company and that he Company has engaged strategic and legal advisors. There can be no assurance that this review process will result in any transaction or that any transaction, if pursued, will be completed.

Company Information

Eros International Plc is a company limited by shares incorporated in the Isle of Man, company number 007466V. We maintain our registered office at First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF, British Isles, and our principal executive office in the U.S.A. is at 550 County Avenue, Secaucus, New Jersey 07094, and our telephone number is +1(201) 558-9001. We maintain a website at www.erosplc.com. Information contained in our website is not a part of, and is not incorporated by reference into, this prospectus. You should only rely on the information contained in this prospectus supplement and the accompanying prospectus when making a decision as to whether or not to invest in our securities.

THE OFFERING

The following is a summary of the offering. For a more complete description of the terms of the notes and the A ordinary shares, you should read “Description of Securities Being Offered” in this prospectus supplement and “Description of Debt Securities” and “Description of Securities—Description of A Ordinary Shares” in the accompanying prospectus.

Issuer	Eros International Plc, a company limited by shares incorporated in the Isle of Man.
Securities Offered	$27,500,000 aggregate principal amount of our senior convertible notes. We are also offering up to 27,500,000 A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including A ordinary shares that may be issued as interest in lieu of cash payments).
Offering Price	$25,000,000
Notes: Maturity Date	The notes will mature on the date that is the one year anniversary of the closing date of this offering, (the “Maturity Date”), unless earlier converted or redeemed, subject to the right of the investors to extend the date under certain circumstances.
Notes: Interest Rate	The notes will be issued with an original issue discount and will not bear interest except upon the occurrence (and during the continuance) of an event of default, in which case the notes shall bear interest at a rate of 6.0% per annum.
Notes: Ranking	The notes will be senior obligations of Eros International Plc and not the obligations of our subsidiaries. The notes will be effectively subordinated to our future secured debt, if any, to the extent of the value of the collateral securing such future debt and to any indebtedness of our subsidiaries; equal in right of payment to our existing senior unsecured debt; equal in right of payment with certain current and future debt of ours and any future unsecured debt of ours that does not expressly provide that it is subordinated to the notes; and senior to any future debt of ours that expressly provides that it is subordinated to the notes.
Notes: Conversion	All amounts due under the notes are convertible at any time, in whole or in part, at your option, into our A ordinary shares at the initial conversion price of $3.59, subject to certain adjustments, or the conversion price.
Notes: Alternate Conversion	On or after the date that is four months after the closing date of this offering, a holder may convert all, or any part of, the note into A ordinary shares at a price which shall be the lowest of (i) the applicable conversion price as in effect on the date of conversion, and (ii) 90% of the lowest VWAP of our A ordinary shares on any trading day during the 5 trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the notice by a holder of a notice of conversion.
Notes: Limitations on Conversion	A holder shall not have the right to convert any portion of a note to the extent that, after giving effect to such conversion, the holder together with certain related parties would beneficially own in excess of 4.99% (the “Maximum Percentage”) of our A ordinary shares outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99% and less than 4.99% at the option of the holder, except that any increase will only be effective upon 61-days’ prior notice to us.

Notes: Events of Default

If an event of default occurs, a holder may force us to redeem all or any portion of its note (including all accrued and unpaid interest thereon) in cash.

Upon any bankruptcy event of default, we shall immediately pay to the holder an amount in cash representing 110% of all outstanding principal, in addition to any and all accrued and unpaid interest and late charges, and any other amounts due under the notes, unless the holder waives such right to receive such payment.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us will be approximately $24.5 million. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our A ordinary shares are listed on The New York Stock Exchange under the symbol “EROS.”
Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus and our most recent Annual Report on Form 20-F, as supplemented and updated by subsequent Reports of Foreign Private Issuer on Form 6-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”) and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any related free writing prospectus. If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected, and you could lose all or part of your investment. For more information about our filings with the SEC, please see “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries unless such subsidiaries guarantee certain of our indebtedness.

The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding and any other then outstanding indebtedness equal in right of payment to the notes. The notes will not prohibit us from incurring additional senior debt or secured debt, nor will they prohibit any of our subsidiaries from incurring additional liabilities, including senior debt or secured debt, all of which will be structurally senior to the notes, to the extent the notes do not have the benefit of subsidiary guarantees.

As of March 31, 2019, our total consolidated indebtedness was $281.5 million, of which an aggregate of $148.0 million was indebtedness of our subsidiaries. After giving effect to the issuance of the notes and the use of proceeds therefrom, our total consolidated indebtedness as of March 31, 2019 would have been approximately $306.0 million.

The notes are our obligations only, and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries, including any operating subsidiaries. A substantial portion of our consolidated assets are held by, and our operations are conducted through, our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual, legal and other restrictions and are subject to other business considerations. For instance, the Shareholders Agreement of Ayngaran International Limited limits the ability of Ayngaran to pay dividends without shareholder approval. Dividend payments by the subsidiaries, including Eros International Media Limited, are subject to certain limitations under local laws. Under Indian law, dividends other than in cash are not permitted and cash dividends are only permitted to be paid out of distributable profits. An Indian company paying dividends is also liable to withhold dividend distribution tax at an effective rate of 20.3% including cess (additional Indian education tax) and surcharges.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of, or to refinance, our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to sell assets, restructure debt or obtain additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The notes do not restrict our ability to incur additional indebtedness so long as the terms thereof do not conflict with the notes or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any redemption price due, and our creditworthiness generally.

We may not have the ability to raise the funds necessary to pay the principal of the notes or purchase the notes as required upon a change of control, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

We may be required to repay the entire principal amount of and accrued and unpaid interest on the notes in one lump sum payment on the Maturity Date of the notes. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due, whether by deferral or acceleration, in cash. We may not have sufficient funds to repay the notes under such circumstances.

If a change of control occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. See “Description of Notes—Fundamental Transactions.” A change of control may also constitute an event of default under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation in solely A ordinary shares (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of the Notes—Conversion.”

We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any notes surrendered by holders for purchase upon a change of control or to make any applicable cash payments upon conversions. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a change of control or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a change of control or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to purchase the notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your notes. However, the change of control provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a change of control requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

The conversion feature of the notes may adversely affect our financial condition and operating results.

Even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our A ordinary shares.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of A ordinary shares that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our A ordinary shares in the public market could lower the market price for our A ordinary shares and adversely impact the trading price of the notes.

In the future, we may sell additional A ordinary shares to raise capital. In addition, a substantial number of A ordinary shares are reserved for issuance upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our A ordinary shares. The issuance and sale of substantial amounts of A ordinary shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our A ordinary shares and impair our ability to raise capital through the sale of additional equity securities.

There is no existing trading market for the notes.

There is no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. It is unlikely that an active trading market will develop for the notes. Unless an active trading market develops, you may not be able to sell the notes at a particular time or at a favorable price.

The notes are not protected by restrictive covenants.

The notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness with terms that do not conflict with the notes or the issuance or repurchase of securities by us or any of our subsidiaries. The notes will not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control except as described under “Description of the Notes—Fundamental Transactions.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and A ordinary shares but may not constitute a change of control that permits holders to require us to purchase their notes. For these reasons, you should not consider the covenants in the notes or the change of control purchase features of the notes as significant factors in evaluating whether to invest in the notes.

As we issue A ordinary shares to satisfy our conversion obligation, such issuances will dilute the ownership interest of our existing shareholders, including holders who had previously converted their notes.

As we issue A ordinary shares to satisfy our conversion obligation, such issuances will dilute the ownership interests of our existing shareholders. Any sales in the public market of our A ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our A ordinary shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our A ordinary shares.

If you hold notes, you are entitled to only limited rights with respect to our A ordinary shares, but you are subject to all changes made with respect to our A ordinary shares to the extent the consideration due upon conversion includes A ordinary shares.

As we issue A ordinary shares to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to voting rights with respect to our A ordinary shares until the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our A ordinary shares. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our A ordinary shares.

The change of control purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a change of control. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Judgments obtained against us by our shareholders may not be enforceable.

We are an Isle of Man company and substantially all of our assets are located outside of the United States. A substantial part of our current operations are conducted in India. In addition, substantially all of our directors and executive officers are nationals and residents of countries other than the United States and we believe that a substantial portion of the assets of these persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, the courts of India would not automatically enforce judgments of U.S. courts obtained in such actions against us or our directors and officers, or entertain actions brought in India against us or such persons predicated solely upon United States federal securities laws. Further, the U.S. has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. Since judgments of United States courts are not automatically enforceable in India, it may be difficult for you to recover against us or our directors and officers based upon such judgments. There is uncertainty as to whether the courts of the Isle of Man would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Isle of Man courts would be competent to hear original actions brought in the Isle of Man against us or such persons predicated upon the securities laws of the United States or any state.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the securities in this offering will be approximately $24.5 million, after deducting our estimated offering expenses that we must pay. We expect to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The table below sets forth our (1) cash and cash equivalents and (2) capitalization as of March 31, 2019:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale and issuance of the securities hereunder, after deducting our estimated offering expenses.

You should read this table together with “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in our Annual Report on Form 20-F for the year ended March 31, 2019 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2019
	Actual	Adjusted

Cash and cash equivalents	$89,117	$113,617
Indebtedness
Secured Credit, Bill Discounting and Overdraft	86,794	86,794
Retail Bond	65,215	65,215
Secured Term Loans	60,779	60,779
Vehicle Loans	382	382
2017 Senior Convertible Notes	68,349	68,349
Convertible Notes Offered	—	25,000
Total Indebtedness	$281,519	$306,519
Stockholders’ equity
A ordinary shares, at par value of GBP 0.30 per share; authorized share capital of 141,787,285 and issued share capital of 67,291,738	35,048	35,048
B ordinary shares at par value of GBP 0.30; authorized share capital of 8,212,715 and issued shares of 8,212,715	4,278	4,278
Total Stockholders’ Equity	$656,985	$656,985
Total Capitalization	$938,504	$963,504

DESCRIPTION OF SECURITIES BEING OFFERED

We are offering $27,500,000 aggregate principal amount of our senior convertible notes. The notes are being sold pursuant to the terms of a securities purchase agreement to be dated on or about September 26, 2019, between us and each investor in connection with this offering. This prospectus also covers 27,500,000 A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including the A ordinary shares that may be issued as interest in lieu of cash payments). To obtain the number of A ordinary shares issuable from time to time upon conversion or otherwise under the notes that are covered under this prospectus, we have assumed that all payments under the notes will be made in A ordinary shares and a constant Conversion Price of $3.59.

The following is a description of the material terms of the notes, and our A ordinary shares. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, including the definitions of certain terms used therein. We urge you to read the notes and the securities purchase agreement because they, and not this description, define your rights as a holder of the notes. You may obtain copies of the notes, and securities purchase agreement as described in “Where You Can Find More Information.”

Description of Notes

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them or the Notes.

The Notes will be issued with an original issue discount. The Notes are not subject to defeasance. The Notes will be issued in certificated form and not as global securities.

In this section entitled “Description of Notes”, when we refer to “we”, “our” or “us”, we are referring to Eros International Plc and not to any of its subsidiaries, and the “Notes” refers to the senior convertible notes offered hereby.

Ranking

The Notes will be senior obligations of Eros International Plc and not the obligations of our subsidiaries. The Notes will be effectively subordinated to our future secured debt, if any, to the extent of the value of the collateral securing such future debt and to any indebtedness of our subsidiaries; equal in right of payment to our existing senior unsecured debt; equal in right of payment with certain current and future debt of ours and any future unsecured debt of ours that does not expressly provide that it is subordinated to the Notes; and senior to any future debt of ours that expressly provides that it is subordinated to the Notes.

Maturity Date

Unless earlier converted or redeemed, the Notes will mature on the date that is the one year anniversary of the closing date of this offering, subject to the right of the holders to extend the Maturity Date (i) if an event of default under the Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur. If a holder elects to convert some or all of a Note, and the conversion amount would be limited pursuant to the Blocker Equity Condition (as defined below), the Maturity Date will automatically be extended until such time as the Blocker Equity Condition provision shall not limit the conversion of such Note.

Interest

The Notes will be issued with an original issue discount and will not bear interest except upon the occurrence (and during the continuance) of an event of default (as described below), in which case the Notes shall bear interest at a rate of 6.0% per annum.

Late Charge

We are required to pay a late charge of 6% on any amount of principal or other amounts due which are not paid when due (except to the extent such amounts are then incurring interest at the default rate). Late charges shall be payable by way of inclusion of the late charges in the Conversion Amount on each Conversion Date or any required payment upon any bankruptcy event of default.

Conversion

All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into A ordinary shares at a conversion price (the “Conversion Price”) which is subject to adjustment as described below. A “Conversion Amount” consists of the sum of (x) the portion of the principal of the Note to be converted, redeemed or otherwise with respect to which a determination is made and (y) all accrued and unpaid interest with respect to such principal amount and accrued and unpaid late charges with respect to such principal amount and such interest, if any. The number of A ordinary shares issuable upon conversion of any Conversion Amount shall be determined by dividing (i) such Conversion Amount by (ii) the Conversion Price.

A “Conversion Date” is the date a holders shall deliver, for receipt on or prior to 4:00 p.m., New York time, on such date, a copy of an executed conversion notice to us and the Trustee.

The Notes are initially convertible into A ordinary shares at the initial Conversion Price of $3.59 per share. The Conversion Price is subject to adjustment for stock splits, combinations or similar events, and as described below in “Issuance of Other Securities.”

If we fail to timely deliver A ordinary shares upon conversion of the Notes, we have agreed to pay “buy-in” damages of the converting holder.

Alternate Conversion

At any time on or after the date that is four months after the closing date of this offering, a holder may, at the holder’s option, convert all, or any part of, its Notes into A ordinary shares at a price which shall be the lowest of (i) the applicable Conversion Price as in effect on the Conversion Date, and (ii) 90% of the lowest VWAP (as defined below) of our A ordinary shares on any trading day during the 5 trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the notice by holder of a notice of conversion.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on The New York Stock Exchange (or, if The New York Stock Exchange is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by us and the holder. If we and the holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures under the Note. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

Alternate Default Conversion

At any time during an Event of Default Redemption Right Period (as defined below) (or, if any event of default has occurred under any other indebtedness of us or any of our significant subsidiaries (taking into account any grace period provided therefor), any Event of Default Redemption Right Period that would be deemed to then exist assuming the acceleration of such indebtedness), a holder may, at the holder’s option, convert all, or any part of, the Conversion Amount into A ordinary shares at a price which shall be the lowest of (i) the applicable Conversion Price as in effect on the Conversion Date, and (ii) 80% of the lowest VWAP (as defined below) of our A ordinary shares on any trading day during the 5 trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the notice by holder of a notice of conversion.

Payment of Principal and Interest

The principal of each Note will be due and payable on the Maturity Date.

Events of Default

Each of the following events contained in the Notes will constitute an event of default with respect to the Notes and each of the events in clauses (vi), (vii) and (viii) shall constitute a “Bankruptcy Event of Default”:

(i)	the suspension (or threatened suspension) from trading or the failure (or threatened failure) of our A ordinary shares to be trading or listed on an eligible market or exchange for more than 5 consecutive trading days;
(ii)	we have not issued A ordinary shares due upon conversion of a Note for more than 5 trading days;
(iii)	for 10 consecutive days a holder’s Authorized Share Allocation (as defined below) has been less than the number of A ordinary shares that the holder would be entitled to receive upon a conversion of the full remaining principal amount of its Note and all accrued and unpaid interest and late charges with respect to such principal amount (without regard to any limitations on conversion);
(iv)	we have failed to pay to a holder of a Note any amount of principal, interest, late charges or other amounts when and as due (including the failure to pay any redemption payments), except, in the case of a failure to pay interest, late charges or other amounts due (other than principal) when and as due, in which case only if such failure remains uncured for a period of at least 5 trading days;
(v)	any of our indebtedness or the indebtedness of any of our significant subsidiaries, in an outstanding principal amount, individually or in the aggregate, in excess of $10,000,000 (or its equivalent in any other currency) is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within five days after such due date or acceleration, as the case may be;
(vi)	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or our significant subsidiaries and, if instituted against us or any such significant subsidiary by a third party, shall not be dismissed within 45 days of their initiation;
(vii)	the commencement by us or our significant subsidiaries of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of us or any such significant subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any such significant subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by us or any such significant subsidiary in furtherance of any such action or the taking of any action by any person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;
(viii)	the entry by a court of (i) a decree, order, judgment or other similar document in respect of us or any of our significant subsidiaries of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging us or any such significant subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of us or any such subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any such significant subsidiary or of any substantial part of its or their property, or ordering the winding up or liquidation of its affairs, and, the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 45 consecutive days;

(ix)	a final judgment or judgments, for the payment of money aggregating in excess of $10,000,000 are rendered against us and/or any of our significant subsidiaries and which judgments are not, within 45 days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as we have notified such insurer or indemnity provider of such judgment and such insurer or indemnity provider has not denied coverage;
(x)	other than as specifically set forth in this list of events of default, we breach any covenant or other term or condition of any document related to the purchase of the Notes, except in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of 5 consecutive trading days;
(xi)	any representation or warranty made or deemed made by us (including any representation or warranty regarding any of our significant subsidiaries) in any document related to the purchase of the Notes shall prove to have been inaccurate in any material respect (without duplication of any “materiality” or similar qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date);
(xii)	a false or inaccurate certification (including a false or inaccurate deemed certification) by us as to whether any Event of Default has occurred; or
(xiii)	any breach or failure in any respect by us or any of our subsidiaries to comply with any provision of Section 14 of the Notes.

If an event of default occurs, at any time after the earlier of a holder’s receipt of a notice of an Event of Default and such holder becoming aware of an Event of Default and ending on the earlier of (i) the date such Event of Default is waived by the Required Holders (as defined below) or all the holders, as applicable and (ii) the 20th trading day after the later of (x) the date such Event of Default is cured and (y) the holder’s receipt of a notice of an Event of Default described in the Notes (such period, an “Event of Default Redemption Right Period”), a holder may force us to redeem all or any portion of its Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 110% of the Conversion Amount being redeemed and (ii) the product of the following: (a) the Conversion Rate (as defined below) multiplied by (b)  the highest closing sale price of our A ordinary shares on any trading day during the period beginning on the date immediately before the event of default and ending on the date of redemption. The “Conversion Rate” is determined by dividing the Conversion Amount by the Conversion Price.

Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, we shall immediately pay to the holder an amount in cash representing (i) 110% of all outstanding principal, in addition to any and all accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, and any other amounts due under the Notes, without the requirement for any notice or demand or other action by the holder or any other person or entity, provided that the holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part.

Fundamental Transactions

The Notes prohibit us from entering into a Fundamental Transaction, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement.

In the event of transactions involving a Change of Control, the holder of a Note will have the right to force us to redeem all or any portion of its Note (including all accrued and unpaid thereon) at a price equal to the greater of (i) 105% of the amount being redeemed, (ii) the product of (A) the amount being redeemed multiplied by (B) the quotient of (1) the highest closing sale price of our A ordinary shares during the period beginning on the date immediately before the earlier to occur of (x) the completion of the Change of Control and (y) the public announcement of the Change of Control and ending on the date the holder delivers the Change of Control redemption notice divided by (2) the Conversion Price then in effect, or (iii) the product of (A) the amount being redeemed multiplied by (B) the quotient of (1) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per A ordinary share to be paid to the holders of A ordinary shares upon the completion of the change of control divided by (2) the Conversion Price then in effect.

“Change of Control” means any Fundamental Transaction other than (i) any merger of us or any of our, direct or indirect, wholly-owned subsidiaries with or into any of the foregoing persons, (ii) any reorganization, recapitalization or reclassification of our voting shares in which the Founders Group holds at least a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of us or any of our significant subsidiaries or (iv) a merger in connection with a bona fide acquisition by us of any person in which the Founders Group collectively own at least 51% of our voting shares after such merger.

“Fundamental Transaction” means (A) that we shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the us and our subsidiaries on a consolidated basis to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow us to be subject to or have our voting shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the aggregate ordinary voting power of the outstanding voting shares, (y) 50% of the aggregate ordinary voting power of the outstanding voting shares calculated as if any voting shares held by all Subject Entities making or party to, or affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of voting shares such that all Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) of at least 50% of the aggregate ordinary voting power of the outstanding voting shares or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the aggregate ordinary voting power of the outstanding voting shares, (y) at least 50% of the aggregate ordinary voting power of the outstanding voting shares calculated as if any voting shares held by all the Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of voting shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the aggregate ordinary voting power of the outstanding voting shares, or (B) that we shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding voting shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding voting shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding voting shares not held by all such Subject Entities as of the date of the Notes calculated as if any voting shares, as applicable, held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding voting shares or other of our equity securities sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other of our shareholders to surrender their voting shares without approval of our shareholders; provided that, the mere ownership by, and any transfer of voting shares among, any Permitted Holder, Family Controlled Entity or the Founders Group, will not constitute a Fundamental Transaction hereunder except with respect to a change of “beneficial ownership” (as determined under Section 13(d) of the 1934 Act) that results in a Person other than any Permitted Holder, Family Controlled Entity or the Founders Group controlling more than 50% of the aggregate ordinary voting power of our voting shares.

“Family Controlled Entity” means (i) any company in which Permitted Holders or any Permitted Holder hold (collectively or individually) the power to elect all of the members of the board of directors of such entity and hold, collectively, at least a majority of the value of its issued shares; (ii) any partnership in which Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B ordinary shares held by such partnership and hold, collectively, at least a majority of the economic interest in the partnership interests in such partnership; and (iii) any limited liability or similar company if Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B ordinary shares held by such limited liability or similar company and hold, collectively, at least a majority of the economic interest of such limited liability or similar company.

“Family Trust” means any trust the sole beneficiaries of which are Kishore Lulla, his spouse, any of their descendants, spouses of any descendants and their respective estates, guardians, or conservators.

“Founders Group” means (i) Eros Ventures Limited, (ii) Beech Investments Limited, (iii) the trustees for the time being of the Ganges Trust, (iv) Kishore Lulla and his estate, guardian, or conservator, (v) any Family Controlled Entity, (vi) the trustees, solely in their respective capacities as such, of any Family Trust and (vii) any custodian or bare nominee of any person referenced in clauses (i) through (vi) herein (each, a “Permitted Holder”).

“Subject Entity” means any person, persons or “group” or any affiliate or associate of any such person, persons or “group.”

Issuance of Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase shares, warrants, securities or other property pro rata to all or substantially all of the record holders of A ordinary shares (the “Purchase Rights”), then a holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of A ordinary shares acquirable upon complete conversion of its Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price (or, on or after the date that is four months after the closing date of this offering, Alternate Conversion Price) as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of A ordinary shares are to be determined for the grant, issue or sale of such Purchase Rights.

To the extent that a holder’s right to participate in any such Purchase Right would result in the holder and the other Attribution Parties exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage and such Purchase Right to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage.

Other Corporate Events

Prior to or concurrently with the consummation of any specified transactions involving a change of control pursuant to which holders of A ordinary shares are entitled to receive securities or other assets with respect to or in exchange for A ordinary shares we shall make appropriate provision to ensure that the holder will thereafter have the right to receive upon a conversion of its Note, such securities or other assets to which the holder would have been entitled with respect to such A ordinary shares had such A ordinary shares been held by the holder upon the consummation of such transaction (without taking into account any limitations or restrictions on the convertibility of its Note).

Issuance of Other Securities

If and whenever we issue or sell (or are deemed to have issued or sold) any A ordinary shares (including the issuance or sale of A ordinary shares owned or held by or for our account, but excluding any excluded securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale, then, immediately after such issuance or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

If we sell or issue any securities with “floating” conversion prices based on the market price of our common stock, a holder of a Note will have the right thereafter to substitute the “floating” conversion price for the Conversion Price upon conversion of all or part of the Note. In addition, from and after the date the Company sells or issues any such securities, for purposes of calculating the Installment Conversion Price as of any time of determination, the “Conversion Price” as used therein shall mean the lower of (x) the Conversion Price as of such time of determination and (y) the “floating” conversion price as of such time of determination.

We may at any time, with the prior written consent of the holders of a majority of the Underlying Securities (as defined below) as of such time (excluding any Underlying Securities held by us or any of our subsidiaries and excluding any purchasers of Underlying Securities, unless pursuant to a written assignment by a holder) issued or issuable hereunder or pursuant to the Notes, reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by our board of directors.

Covenants

Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, (a) we may not incur, or permit to exist, any indebtedness (or indebtedness of our subsidiaries) that limits or prohibits any term or condition of this Note or any document related to the purchase of the Notes, or result in, or would reasonably be expected to result in, a breach or default under the Notes or (b) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (c) issue any other securities (not including indebtedness that is not, directly or indirectly, convertible into A ordinary shares or our other share capital) that would cause, or would reasonably be expected to cause, a breach or default under the Notes.

Participation Rights

The holders of the Notes are entitled to receive any dividends paid or distributions (“Distributions”) made to the holders of our A ordinary shares on an “as if converted to A ordinary share” basis.

To the extent that a holder’s right to participate in any such Distributions would result in the holder and the other Attribution Parties exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such Distributions to the extent of the Maximum Percentage and such Distributions to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage.

Limitations on Conversion and Issuance

A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder together with the other Attribution Parties (as defined below) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of our A ordinary shares outstanding immediately after giving effect to such conversion (the “Blocker Equity Condition”). The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99% and less than 4.99% at the option of the selling security holder, except that any raise will only be effective upon 61-days’ prior notice to us.

With respect to any given conversion notice delivered by the holder to the Company on any given Conversion Date prior to the date that is six months after the issuance date, if the closing bid price of the A ordinary shares as of the trading day ended immediately prior to such conversion date is greater than $2.33 and less than $4.85 (each such conversion date, an “Additional Conversion Limitation Date”, and each such conversion, an “Additional Limitation Conversion”), such conversion notice shall not be valid and the Company shall have no obligation to effect any conversion of the Note on such Additional Conversion Limitation Date pursuant to such conversion notice if the amount to be converted pursuant to such conversion notice, together with the amount converted in any prior Additional Limitation Conversions of the Note in such calendar month in which such Additional Conversion Limitation Date occurs, collectively, exceed $4.5 million.

“Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the closing date of this offering, directly or indirectly managed or advised by the holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the holder or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a group together with the holder or any of the foregoing and (iv) any other persons whose beneficial ownership of our A ordinary shares would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.

Changes to the Notes

Each Note may not be changed or amended without the prior written consent of the holders of Notes representing at least 51% of the aggregate principal amount of the Notes then outstanding; provided that, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of principal, reduce the amount of accrued and unpaid interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes to consent to such amendments.

Form, Denomination and Registration

The Notes will be issued: (i) in certificated form; (ii) without interest coupons; and (iii) in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

Governing Law

The Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

Description of A Ordinary Shares

This prospectus also covers the A ordinary shares issuable from time to time upon conversion of the notes.

We were incorporated in the Isle of Man as Eros International Plc on March 31, 2006 under the Isle of Man Companies 1931 Act, or the 1931 Act, as a public company limited by shares. Effective as of September 29, 2011, we were de-registered under the 1931 Act and re-registered as a company limited by shares under the Isle of Man 2006 Companies Act, or the 2006 Act. The 2006 Act provides that re-registration does not prejudice or affect in any way the continuity or legal validity of a company.

Unless our board of directors shall otherwise direct, the share capital available for issue is GBP 60,000,000 divided into 200,000,000 ordinary shares designated as either A ordinary shares or B ordinary shares.

On September 23, 2019, 94,885,614 A ordinary shares and 15,256,925 B ordinary shares were issued and outstanding.

The following is a description of the material provisions of our ordinary shares and the other material terms of our articles of association and certain provisions of Isle of Man law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association, copies of which have been filed with the SEC.

Dividends

Holders of our A ordinary shares and B ordinary shares whose names appear on the register on the date on which a dividend is declared by our board of directors are entitled to such dividends according to the shareholders’ respective rights and interests in our profits and subject to the satisfaction of the solvency test contained in the 2006 Act. Any such dividend is payable on the date declared by our board of directors, or on any other date specified by our board of directors. Under the 2006 Act, a company satisfies the solvency test if (a) it is able to pay its debts as they become due in the normal course of its business and (b) the value of its assets exceeds the value of its liabilities. Under certain circumstances, if dividend payments are returned to us undelivered or left uncashed, we will not be obligated to send further dividends or other payments with respect to such ordinary shares until that shareholder notifies us of an address to be used for the purpose. In the discretion of our board of directors, all dividends unclaimed for a period of twelve months may be invested or otherwise used by our board of directors for our benefit until claimed (and we are not a trustee of such unclaimed funds) and all dividends unclaimed for a period of twelve years after having become due for payment may be forfeited and revert to us.

Voting Rights

Each A ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, and each B ordinary share is entitled to ten votes. In order to vote at any meeting of shareholders, a holder of B ordinary shares will first be required to certify that it is a permitted holder as defined in our articles.

General Meetings

Unless unanimously approved by all shareholders entitled to attend and vote at the meeting, all general meetings for the approval of a resolution appointing a director may be convened by our board of directors with at least 21 days’ notice (excluding the date of notice and the date of the general meeting), and any other general meeting may be convened by our board of directors with at least 14 days’ notice (excluding the date of notice and the date of the general meeting). A quorum required for any general meeting consists of shareholders holding at least 30% of our issued share capital. The concept of “ordinary,” “special” and “extraordinary” resolutions is not recognized under the 2006 Act, and resolutions passed at a meeting of shareholders only require the approval of shareholders present in person or by proxy, holding in excess of 50% of the voting rights exercised in relation thereto. However, as permitted under the 2006 Act, our articles of association incorporate the concept of a “special resolution” (requiring the approval of shareholders holding 75% or more of the voting rights exercised in relation thereto) in relation to certain matters, such as directing the management of our business (subject to the provisions of the 2006 Act and our articles), sanctioning a transfer or sale of the whole or part of our business or property to another company (pursuant to the relevant section of the 1931 Act) and allocating any shares or other consideration among the shareholders in the event of a winding up.

Rights to Share in Dividends

Our shareholders have the right to a proportionate share of any dividends we declare.

Limitations on Right to Hold Shares

Our board of directors may determine that any person owning shares (directly or beneficially) constitutes a “prohibited person” and is not qualified to own shares if such person is in breach of any law or requirement of any country and, as determined solely by our board of directors, such ownership would cause a pecuniary or tax disadvantage to us, another shareholder or any of our other securities. Our board of directors may direct the prohibited person to transfer the shares to another person who is not a prohibited person. Any such determination made or action taken by our board of directors is conclusive and binding on all persons concerned, although in the event of such a transfer, the net proceeds of the sale of the relevant shares, after payment of our costs of the sale, shall be paid by us to the previous registered holders of such shares or, if reasonable inquiries failed to disclose the location of such registered holders, into a trust account at a bank designated by us, the associated costs of which shall be borne by such trust account. A prohibited person would have the right to apply to the Isle of Man Court if he or she felt that our board of directors had not complied with the relevant provisions of our articles of association.

Our articles also identify certain “permitted holders” of B ordinary shares. Any B ordinary shares transferred to a person other than a permitted holder will, immediately upon registration of such transfer, convert automatically into A ordinary shares.

Untraceable Shareholders

Under certain circumstances, if any payment with respect to any ordinary shares has not been cashed and we have not received any communications from the holder of such ordinary shares, we may sell such ordinary shares after giving notice in accordance with procedures set out by our articles to the holder of the ordinary shares and any relevant regulatory authority.

Action Required to Change Shareholder Rights or Amend Our Memorandum or Articles of Association

All or any of the rights attached to any class of our ordinary shares may, subject to the provisions of the 2006 Act, be amended either with the written consent of the holders of 75% of the issued shares of that class or by a special resolution passed at a general meeting of the holders of shares of that class. Furthermore, our memorandum and articles of association may be amended by a special resolution of the holders of 75% of the issued shares.

Liquidation Rights

On a return of capital on winding up, assets available for distribution among the holders of ordinary shares will be distributed among holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Minority Shareholder Protections

Under the 2006 Act, if a shareholder believes that the affairs of the company have been or are being conducted in a manner that is unfair to such shareholder or unfairly prejudicial or oppressive, the shareholder can seek a range of court remedies including winding up the company or setting aside decisions in breach of the 2006 Act or the company’s memorandum and articles of association. Further, if a company or a director of a company breaches or proposes to breach the 2006 Act or its memorandum or articles of association, then, in response to a shareholder’s application, the Isle of Man Court may issue an order requiring compliance with the 2006 Act or the memorandum or articles of association; alternatively, the Isle of Man Court may issue an order restraining certain action to prevent such a breach from occurring.

The 2006 Act also contains provisions that enable a shareholder to apply to the Isle of Man Court for an order directing that an investigation be made of a company and any of its associated companies.

Anti-takeover Effects of Our Dual Class Structure

As a result of our dual class structure, our founders group, which includes Beech Investments Limited, Kishore Lulla and Vijay Ahuja, and our executives and employees will have significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

U.K. Code on Takeovers and Mergers

The City Code on Takeovers and Mergers, or the City Code, will apply to us, if the UK Panel on Takeovers and Mergers, or the Panel, considers that our place of central management and control is in the United Kingdom, the Channel Islands or the Isle of Man. Under the City Code (amongst other rules designated to protect shareholders), if an acquisition of interests in the A ordinary shares and/or B ordinary shares were to increase the aggregate holding of an acquirer and persons acting in concert with it to an interest in the A ordinary shares and/or B ordinary shares carrying 30% or more of the voting rights exercisable at a general meeting of the Company, the acquirer and, depending upon the circumstances, persons acting in concert with it, would be required (except with the consent of the Panel) to make a cash offer (or an offer with a cash alternative) for the outstanding A ordinary shares and B ordinary shares and any other equity share capital we have issued at a price not less than the highest price paid for any interest in the A ordinary shares or B ordinary shares (as applicable) by the acquirer or persons acting in concert with it during the 12 months prior to the announcement of the offer. Offers for different classes of equity share capital must be comparable and the Panel should be consulted in advance in such cases. A similar obligation to make such a mandatory offer would also arise on the acquisition of an interest in A ordinary shares and/or B ordinary shares by a person holding (together with persons acting in concert with it) an interest in A ordinary shares and/or B ordinary shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition was to increase the percentage of shares carrying voting rights in which it is interested.

Indian Takeover Regulations

The takeover regulations came into effect on October 22, 2011, last amended on August 14, 2017, superseding the earlier takeover regulations. For further discussion of these regulations, see the discussion in the section “Regulation—Material Indian Regulation—Indian Takeover Regulations” contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description, and that is incorporated by reference.

Compulsory Acquisitions under the 2006 Act

Under the 2006 Act, where a scheme or contract involving the acquisition of a company’s shares has within sixteen weeks after the making of the offer been approved by the holders of not less than 90% in value of the shares affected, the acquiring party may, within eight weeks after the expiration of the sixteen-week period, by notice to the remaining shareholders compulsorily acquire their shares. The dissenting shareholders may, however, within one month of the date of the notice, apply to court for relief.

Differences in Corporate Law

A chart summarizing certain material differences between the rights of holders of our A ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware that result from differences in governing documents and the laws of Isle of Man and Delaware is contained in our Annual Report on Form 20-F for the year ended March 31, 2019 and is incorporated by reference.

Changes in Capital

The conditions in our articles of association governing changes in capital are not more stringent than as required under the 2006 Act. Our articles of association provide that our directors may, by resolution, alter our share capital. The 2006 Act subjects any reduction of share capital to the statutory solvency test. The 2006 Act provides that a company satisfies the solvency test if it is able to pay its debts as they become due in the normal course of the company’s business and where the value of the company’s assets exceeds the value of its liabilities.

DIVIDEND POLICY

We currently intend to retain any future earnings and do not expect to pay dividends on our ordinary shares. The amount of our future dividend payments, if any, will depend upon our satisfaction of the solvency test contained in the Isle of Man 2006 Companies Act, our future earnings, financial condition, cash flows, working capital requirements and capital expenditures. Additionally, we are restricted by the terms of certain of our current debt financing facilities and may be restricted by the terms of any future debt financings in relation to the payment of dividends.

PLAN OF DISTRIBUTION

We are offering the notes and A ordinary shares issuable under the notes (upon conversion, in lieu of interest payments or otherwise) in a takedown from our shelf registration statement pursuant to this prospectus supplement and the accompanying prospectus. We are entering into a securities purchase agreement directly with each investor containing certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the investors. We may distribute this prospectus supplement and the accompanying prospectus electronically.

We currently anticipate that closing of the purchase and sale of the securities will take place on or about September 30, 2019. The estimated offering expenses payable by us are approximately $500,000, which includes legal, accounting and printing costs and various other fees associated with registering the securities.

LEGAL MATTERS

In connection with the offering, the validity of notes and the A ordinary shares will be passed upon for us by Cains Advocates Limited and Gibson, Dunn & Crutcher LLP, as applicable.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. In addition, we file annual reports, reports of foreign private issuers and other information with the SEC under the Exchange Act. The prospectus supplement, the registration statement, these reports and the other information that we have filed electronically with the SEC is available at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus supplement. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of this registration statement of which this prospectus supplement forms a part until all of the securities offered in this prospectus supplement are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) of any Report of Foreign Private Issuer on Form 6-K, except as noted below or expressly stated to the contrary in such document:

•	our Annual Report on Form 20-F for the year ended March 31, 2019; and
•	the description of our A ordinary shares contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description.

Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus supplement, without charge to the requester, upon written or oral request. Requests for such copies should be directed to:

Eros International Plc

550 County Avenue

Secaucus, New Jersey 07094

(201) 558-9001

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. We have made all our filings with the SEC using the EDGAR system.

PROSPECTUS

EROS INTERNATIONAL PLC

A Ordinary Shares
Warrants
Debt Securities

_____________

We may offer to sell A ordinary shares, warrants or debt securities, and we may offer and sell these securities from time to time in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $350,000,000.00.

Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the securities to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The brokers or dealers through or to whom the securities may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling shareholder may dispose of the securities covered by this prospectus.

Our A ordinary shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “EROS.” We are an “emerging growth company” under federal securities laws and may elect to comply with reduced public company reporting requirements. On September 13, 2017, the last reported sales price of a share of our A ordinary shares on the NYSE was $13.30. Our principal executive offices are located at 550 County Avenue, Secaucus, New Jersey 07094 and the telephone number of our principal executive offices is +1 (201) 558-9021.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED HEREIN ON PAGE 4 AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS, AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
COMPANY OVERVIEW	8
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
DESCRIPTION OF SECURITIES	12
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF WARRANTS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	21
ENFORCEABILITY OF CIVIL LIABILITIES	23

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus or free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $350,000,000.00.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	A ordinary shares;
•	warrants; and
•	debt securities.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;
•	the initial public offering price per share of the securities;
•	the names of any underwriters, agents or dealers through or to whom the securities will be sold;
•	any compensation of those underwriters, agents or dealers;
•	any additional risk factors applicable to the securities or our business and operations; and
•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Eros” and similar terms refer to Eros International, Plc, an Isle of Man private limited company, and its consolidated subsidiaries.

All references in this prospectus to “dollars” or “$” are to United States dollars.

All references in this prospectus to “pounds” or “£” are to British pound sterling.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 20-F and below, as supplemented and updated by subsequent Current Reports on Form 6-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

As a foreign private issuer, we are subject to different U.S. securities laws and NYSE governance standards than domestic U.S. issuers. This may afford less protection to holders of our A ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

As a foreign private issuer, the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Although we intend to report quarterly financial results and report certain material events, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly or current reports may contain less information than required under U.S. filings. In addition, we are exempt from the Section 14 proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. For example, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our A ordinary shares.

The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there may therefore be less publicly available information about us than is regularly published by or about U.S. public companies. See “Part I — Item 10. Additional Information — H. Documents on Display” in our most recent Annual Report on Form 20-F filed with the SEC.

As a foreign private issuer, we are exempt from complying with certain corporate governance requirements of the NYSE applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. Although we are in compliance with the current NYSE corporate governance requirements imposed on U.S. issuers, with the exception of our Audit Committee currently having two rather than three members, our charter does not require that we meet these requirements.

As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NYSE rules as shareholders of companies that do not have such exemptions. It is also possible that the significant ownership interest of the Founders Group could adversely affect investor perception of our corporate governance.

You may be subject to Indian taxes on income arising through the sale of our A ordinary shares.

The Indian Income Tax Act, 1961 provides that income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly, their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India. Such shares shall be deemed to derive their value substantially from assets located in India if, on the specified date, the value of such assets (i) represents at least 50% of the value of all assets owned by the company or entity, and (ii) exceeds the amount of 100 million rupees.

If the Indian tax authorities determine that our A ordinary shares derive their value substantially from assets located in India you may be subject to Indian income taxes on the income arising, directly or indirectly, through the sale of our A ordinary shares. However, the impact of the above indirect transfer provisions would need to be separately evaluated under the tax treaty scenario of the country of which the shareholder is a tax resident. For U.S. tax resident shareholders, there is no benefit available under the India-U.S. Tax Treaty. Therefore, unless a U.S. shareholder is exempted as a small shareholder under the Indian Income Tax Act, 1961, generally by owning less than 5% of our A ordinary shares and not otherwise managing or controlling us, it is likely that the Indian tax authorities will seek to recover the tax on gains arising from transfers of our A ordinary shares by U.S. shareholders. For additional information, see “Part I—Item 10. Additional Information—E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC.

We are an Isle of Man company and, because judicial precedent regarding the rights of shareholders is more limited under Isle of Man law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our constitution is set out in our memorandum and articles of association, and we are subject to the Isle of Man Companies Act 2006, as amended, — see “Part II — Item 4. Information on the Company — Government Regulations” in our most recent Annual Report on Form 20-F filed with the SEC and Isle of Man common law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Isle of Man law are to an extent governed by the common law of the Isle of Man. The common law of the Isle of Man is derived in part from comparatively limited judicial precedent in the Isle of Man as well as from English common law, which has persuasive, but not binding, authority on a court in the Isle of Man. The rights of our shareholders and the fiduciary responsibilities of our directors under Isle of Man law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Isle of Man has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Isle of Man. Furthermore, shareholders of Isle of Man companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. As a result, shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

Judgements obtained against us by our shareholders may not be enforceable.

We are an Isle of Man company and substantially all of our assets are located outside of the United States. A substantial part of our current operations are conducted in India. In addition, substantially all of our directors and executive officers are nationals and residents of countries other than the United States and we believe that a substantial portion of the assets of these persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, the courts of India would not automatically enforce judgments of U.S. courts obtained in such actions against us or our directors and officers, or entertain actions brought in India against us or such persons predicated solely upon United States federal securities laws. Further, the U.S. has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. Since judgments of United States courts are not automatically enforceable in India, it may be difficult for you to recover against us or our directors and officers based upon such judgments. There is uncertainty as to whether the courts of the Isle of Man would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Isle of Man courts would be competent to hear original actions brought in the Isle of Man against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company, or PFIC, under United States tax law, which could result in adverse United States federal income tax consequences to U.S. investors.

Based upon the past and projected composition of our income and valuation of our assets, we do not believe we will be a PFIC for our taxable year ending December 31, 2017, and we do not expect to become one in the future, although there can be no assurance in this regard. The determination of whether or not we are a PFIC for any taxable year is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for United States federal income tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income, or
•	50% or more of the average quarterly value of our gross assets in a taxable year is attributable to assets that produce passive income or are held for the production of passive income.

The calculation of the value of our assets will be based, in part, on the then market value of our A ordinary shares, which is subject to change. We cannot assure you that we were not a PFIC for the 2013, 2014 and 2015 taxable years or that we will not be a PFIC for this or any future taxable year. Moreover, the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation. This investigation includes ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, which cannot be completed until the close of a taxable year, and, therefore, our U.S. counsel expresses no opinion with respect to our PFIC status.

If we were to be or become classified as a PFIC, a U.S. Holder (as defined in “Part I — Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC) may be subject to burdensome reporting requirements and may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the shares and on the receipt of distributions on the shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our shares, we would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our shares. Each U.S. Holder is urged to consult its tax advisors concerning the United States federal income tax consequences of acquiring, holding and disposing of shares if we are or become classified as a PFIC. See “Part I — Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC for a more detailed description of the PFIC rules.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or any document incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and such statements are subject to the safe harbors created thereby. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including, without limitation:

•	anonymous letters, to regulators or business associates or anonymous allegations on social media regarding our business practices, accounting practices and/or officers and directors;
•	our ability to successfully defend class action law suits we are party to in the U.S.;
•	our ability to successfully and cost-effectively source film content;
•	our ability to maintain or raise sufficient capital;

•	delays, cost overruns, cancellation or abandonment of the completion or release of our films;
•	our ability to predict the popularity of our films, or changing consumer tastes;
•	our dependence on our relationships with theater operators and other industry participants to exploit our film content;
•	our ability to maintain existing rights, and to acquire new rights, to film content;
•	our dependence on the Indian box office success of our Hindi and high budget Tamil and Telugu films;
•	our ability to achieve the desired growth rate of Eros Now, our digital OTT entertainment service;
•	our ability to recoup the full amount of box office revenues to which we are entitled due to underreporting of box office receipts by theater operators;
•	our ability to mitigate risks relating to distribution and collection in international markets;
•	fluctuation in the value of the Indian Rupee against foreign currencies;
•	our ability to compete in the Indian film industry;
•	our ability to compete with other forms of entertainment;
•	the impact of a new amendment to accounting standards for the recognition of revenue from contracts with customers;
•	our ability to combat piracy and to protect our intellectual property;
•	our ability to achieve or maintain an effective system of internal control over financial reporting;
•	contingent liabilities that may materialize, including our exposure to liabilities on account of unfavorable judgments/decisions in relation to legal proceedings involving us or our subsidiaries and certain of our directors and officers;
•	our ability to successfully respond to technological changes;
•	regulatory changes in the Indian film industry and our ability to respond to them;
•	our ability to satisfy debt obligations, fund working capital and pay dividends;
•	the monetary and fiscal policies of India and other countries around the world, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices;
•	our ability to address the risks associated with acquisition opportunities; and
•	our ability to respond to the challenges relating to international distribution of our films and related products.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and any document incorporated by reference are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and any document incorporated by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus, any accompanying prospectus supplement and any document incorporated by reference speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

COMPANY OVERVIEW

Our Company

Eros International Plc is a leading global company in the Indian film entertainment industry, which co-produces, acquires and distributes Indian language films in multiple formats worldwide. The Company was founded in 1977 and is one of the oldest companies in the Indian film industry to focus on international markets. We believe we are pioneers in our business. Our success is built on the relationships we have cultivated over the past 40 years with leading talent, production companies, exhibitors and other key participants in our industry. By leveraging these relationships, we have aggregated rights to over 3,000 films in our library, including recent and classic titles that span different genres, budgets and languages. Eros Now, our digital over-the-top entertainment service, has rights to over 10,000 films across Hindi and regional languages from Eros’s internal library and third party aggregated content, which we believe makes it one of the largest Indian movie offering platforms around the world.

Eros Now is focused on offering quality content, including Indian films, music and original shows, opening new markets, delivering consumer-friendly product features such as offline viewing and subtitles and adopting a platform agnostic distribution strategy on Android and iOS platforms across mobile, tablets, cable or internet, including through deals with original equipment manufacturers, or OEMs. Eros Now has over 60 million registered users across WAP, APP and Web and had 2.1 million paying subscribers at the end of fiscal year 2017. While a majority of registered users are from India, Eros Now has registered users in 135 different countries. Eros Now has rights to over 10,000 films, and 250,000 music tracks from 13 different labels. Eros Now’s service is integrated with some of India’s leading telecom operators, Bharti-Airtel, Idea Cellular, Reliance Jio, Vodafone and BSNL and has partnered with Micromax, Samsung and Smartron to pre-bundle Eros Now in smart phones to be sold in India. The focus for Eros Now is monetization of its global user base and it has a target to achieve 6 to 8 million paying subscribers by the end of fiscal year 2018.

Our portfolio of films over the last three completed fiscal years comprised 173 films. In fiscal year 2017 we released 45 films in total either in India, overseas or both. These comprised 12 Hindi films, 16 Tamil films and 17 regional language films. The Company’s strong portfolio of films drove theatrical, television and digital/ancillary revenues worldwide with Ki & Ka, Housefull 3, Baar Baar Dekho, Kahaani 2 (Overseas), Sardaar Gabbar Singh, 24 (Tamil), Janatha Garage and Dishoom. In addition to this, Srimanthudu, released in fiscal year 2016 was the second highest Telugu grossing film of all time, according to www.123telugu.com. For fiscal year 2017, our aggregate revenues were $253 million and were derived from theatrical, television syndication and digital and ancillary distribution channels, globally.

We won over 189 awards in fiscal year 2015, 2016 and 2017, including Best Studio of the Year 2016 and Excellence in International Distribution. Some of our films from fiscal year 2017 that won awards include – Dishoom, Baar Baar Dekho, Phobia, Nil Battey Sannata, Parktan, Olappeeppei. Further, our films won Best Film, Best Director, Best Story, Best Actor, Best Music, Best Special Effects and Best Child Actor awards, to name a few. Bajrangi Bhaijaan won 37 awards including the 63rd National Award for Popular Film. Bajirao Mastani won over 78 award titles including National Award for Best Director. Tanu Weds Manu Returns won 18 awards including National Award for Best Female Actor in a Leading Role, Hero won seven awards and Badlapur won seven awards. Our Malayalam film Pathemari also won a National Award for Best Malayalam Film.

Indian films have a global appeal and their popularity has been increasing in many countries that consume dubbed and subtitled foreign content in local languages. These markets include Germany, Poland, Russia, France, Italy, Spain, Indonesia, Malaysia, Japan, South Korea, the Middle East, Latin America, among others. Additionally, there is a large established Indian diaspora in North America which has a strong interest in the content of the Indian film industry. In all these markets it is the locals who are neither English nor Hindi speaking who view Bollywood content in a dubbed or subtitled version in their language, just as they view Hollywood content. In markets with large South Asian populations, such as the United States and the United Kingdom, comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. China is increasingly becoming an important market and we expect to release select films from our slate for wider release into China. In fiscal year 2017, a Bollywood film Dangal was released in China across 9,000 screens and grossed about $180 million at the box office. As per information published by Campaign Asia-Pacific, based on data from PricewaterhouseCoopers’ Global Entertainment and Media Report 2016-2020, China is expected to overtake the U.S. box office this year. The China box office grew 49% in 2015 to $6.3 billion and was expected to have grown to $10.3 billion this year. In comparison the U.S. box office was expected to contract from $10.3 billion to $10 billion this year. Hollywood’s share of Chinese box office has slipped to 38.4% in 2015 from 45.5% in 2014. In early 2014 China had just under 19,000 screens and by end of 2015 that number grew to almost 32,000. Overall China is propelling Asia-Pacific’s growth (including Indonesia, Malaysia) with box office revenue across Asia-Pacific expected to grow to $21.11 billion in 2020 and this continues to emerge as an important growth market for the Indian film industry.

We formed Trinity Pictures in fiscal year 2015 as what we believe to be one of India’s first dedicated franchise studios that creates valuable intellectual property around powerful character and plot-driven franchises and monetizes these properties across films, merchandising, and gaming amongst others. Trinity Pictures has five franchises across new and diverse genres lined up in the next couple of years – a spy-superhero film, Sniff directed by Amole Gupte, a live action tri-lingual (Hindi, Telugu and Tamil) elephant film to be directed by multiple award winning Tamil director, Prabhu Solomon, ace director Krish’s buddy cop film which will be shot in Hindi and Tamil simultaneously, featuring popular lead actors from both South Indian and the Hindi film Industry and two Indo-China co-productions, a first for any Indian studio – Kabir Khan’s travel drama and Siddharth Anand’s cross-cultural romantic comedy currently titled Love in Beijing.

Our distribution capabilities enable us to target a majority of the 1.3 billion people in India, our primary market for Hindi language films, where, according to bollywoodhungama.com, we participated in two, seven and four films of the top fifteen grossing films in India, in calendar year 2016, 2015 and 2014 respectively. Our distribution capabilities further enable us to target consumers in over 50 countries internationally, including markets with large South Asian populations, such as the United States and the United Kingdom, where comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. Other international markets that exhibit significant demand for subtitled or dubbed Indian-themed entertainment include Europe and South East Asia. Depending on the film, the distribution rights we acquire may be global, international or confined to India only. Recently, as demand for regional film and other media has increased in India, our brand recognition in Hindi films has helped us to grow our non-Hindi film business by targeting regional audiences in India and overseas. With our distribution network for Hindi and Tamil films and additional distribution support through our majority owned subsidiary, Ayngaran, we believe we are well positioned to expand our offering of non-Hindi content.

We distribute our film content globally across the following distribution channels: theatrical, which includes multiplex chains and stand-alone theaters; television syndication, which includes satellite television broadcasting, cable television and terrestrial television; and digital and ancillary, which primarily includes music, inflight entertainment, home video, internet protocol television, or IPTV, video on demand, or VOD, internet channels and Eros Now.

Company Information

Eros International Plc is a company limited by shares incorporated in the Isle of Man, company number 007466V. We maintain our registered office at Victoria Road, Douglas, Isle of Man IM2 4DF, and our principal executive office in the U.S. is at 550 County Avenue, Secaucus, New Jersey 07094, and our telephone number is +1(201) 558-9021. We maintain a website at www.erosplc.com. Information contained in our website is not a part of, and is not incorporated by reference into, this prospectus. You should only rely on the information contained in this prospectus when making a decision as to whether or not to invest in our securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus and any applicable prospectus supplement or free writing prospectus. Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used to fund new co-productions and acquisitions of Hindi and regional film library content and film-related content, to grow our digital distribution channel, and to maintain and further strengthen our other distribution channels.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Year Ended
	March 31, 2017	March 31, 2016	March 31, 2015	March 31, 2014	March 31, 2013
Ratio of earnings to fixed charges	1.15x	1.90x	5.79x	5.04x	7.35x

We compute the ratio of earnings to fixed charges by dividing (i) earnings, which consists of income from continuing operations before income taxes plus fixed charges, by (ii) fixed charges, which consist of interest expense, capitalized interest, amortization of debt issue costs and discounting.

DESCRIPTION OF SECURITIES

Description of A Ordinary Shares

We were incorporated in the Isle of Man as Eros International Plc on March 31, 2006 under the 1931 Act, as a public company limited by shares. Effective as of September 29, 2011, we were de-registered under the 1931 Act and re-registered as a company limited by shares under the 2006 Act. The 2006 Act provides that re-registration does not prejudice or affect in any way the continuity or legal validity of a company.

Unless our board of directors shall otherwise direct, the share capital available for issue is GBP 25,000,000 divided into 83,333,333 ordinary shares designated as either A ordinary shares or B ordinary shares. The maximum number of B ordinary shares which may be issued is 13,712,715 B ordinary shares.

On September 8, 2017, 48,279,160 A ordinary shares and 12,712,715 B ordinary shares were issued and outstanding.

The following is a description of the material provisions of our ordinary shares and the other material terms of our articles of association and certain provisions of Isle of Man law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association, copies of which have been filed with the SEC.

Dividends

Holders of our A ordinary shares and B ordinary shares whose names appear on the register on the date on which a dividend is declared by our board of directors are entitled to such dividends according to the shareholders’ respective rights and interests in our profits and subject to the satisfaction of the solvency test contained in the 2006 Act. Any such dividend is payable on the date declared by our board of directors, or on any other date specified by our board of directors. Under the 2006 Act, a company satisfies the solvency test if (a) it is able to pay its debts as they become due in the normal course of its business and (b) the value of its assets exceeds the value of its liabilities. Under certain circumstances, if dividend payments are returned to us undelivered or left uncashed, we will not be obligated to send further dividends or other payments with respect to such ordinary shares until that shareholder notifies us of an address to be used for the purpose. In the discretion of our board of directors, all dividends unclaimed for a period of twelve months may be invested or otherwise used by our board of directors for our benefit until claimed (and we are not a trustee of such unclaimed funds) and all dividends unclaimed for a period of twelve years after having become due for payment may be forfeited and revert to us.

Voting Rights

Each A ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, and each B ordinary share is entitled to ten votes. In order to vote at any meeting of shareholders, a holder of B ordinary shares will first be required to certify that it is a permitted holder as defined in our articles.

General Meetings

Unless unanimously approved by all shareholders entitled to attend and vote at the meeting, all general meetings for the approval of a resolution appointing a director may be convened by our board of directors with at least 21 days’ notice (excluding the date of notice and the date of the general meeting), and any other general meeting may be convened by our board of directors with at least 14 days’ notice (excluding the date of notice and the date of the general meeting). A quorum required for any general meeting consists of shareholders holding at least 30% of our issued share capital. The concept of “ordinary,” “special” and “extraordinary” resolutions is not recognized under the 2006 Act, and resolutions passed at a meeting of shareholders only require the approval of shareholders present in person or by proxy, holding in excess of 50% of the voting rights exercised in relation thereto. However, as permitted under the 2006 Act, our articles of association incorporate the concept of a “special resolution” (requiring the approval of shareholders holding 75% or more of the voting rights exercised in relation thereto) in relation to certain matters, such as directing the management of our business (subject to the provisions of the 2006 Act and our articles), sanctioning a transfer or sale of the whole or part of our business or property to another company (pursuant to the relevant section of the 1931 Act) and allocating any shares or other consideration among the shareholders in the event of a winding up.

Rights to Share in Dividends

Our shareholders have the right to a proportionate share of any dividends we declare.

Limitations on Right to Hold Shares

Our board of directors may determine that any person owning shares (directly or beneficially) constitutes a “prohibited person” and is not qualified to own shares if such person is in breach of any law or requirement of any country and, as determined solely by our board of directors, such ownership would cause a pecuniary or tax disadvantage to us, another shareholder or any of our other securities. Our board of directors may direct the prohibited person to transfer the shares to another person who is not a prohibited person. Any such determination made or action taken by our board of directors is conclusive and binding on all persons concerned, although in the event of such a transfer, the net proceeds of the sale of the relevant shares, after payment of our costs of the sale, shall be paid by us to the previous registered holders of such shares or, if reasonable inquiries failed to disclose the location of such registered holders, into a trust account at a bank designated by us, the associated costs of which shall be borne by such trust account. A prohibited person would have the right to apply to the Isle of Man Court if he or she felt that our board of directors had not complied with the relevant provisions of our articles of association.

Our articles also identify certain “permitted holders” of B ordinary shares. Any B ordinary shares transferred to a person other than a permitted holder will, immediately upon registration of such transfer, convert automatically into A ordinary shares. In addition, if, at any time, the aggregate number of B ordinary shares in issue constitutes less than 10% of the aggregate number of A ordinary shares and B ordinary shares in issue, all B ordinary shares in issue will convert automatically into A ordinary shares on a one-for-one basis.

Untraceable Shareholders

Under certain circumstances, if any payment with respect to any ordinary shares has not been cashed and we have not received any communications from the holder of such ordinary shares, we may sell such ordinary shares after giving notice in accordance with procedures set out by our articles to the holder of the ordinary shares and any relevant regulatory authority.

Action Required to Change Shareholder Rights or Amend Our Memorandum or Articles of Association

All or any of the rights attached to any class of our ordinary shares may, subject to the provisions of the 2006 Act, be amended either with the written consent of the holders of 75% of the issued shares of that class or by a special resolution passed at a general meeting of the holders of shares of that class. Furthermore, our memorandum and articles of association may be amended by a special resolution of the holders of 75% of the issued shares.

Liquidation Rights

On a return of capital on winding up, assets available for distribution among the holders of ordinary shares will be distributed among holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Minority Shareholder Protections

Under the 2006 Act, if a shareholder believes that the affairs of the company have been or are being conducted in a manner that is unfair to such shareholder or unfairly prejudicial or oppressive, the shareholder can seek a range of court remedies including winding up the company or setting aside decisions in breach of the 2006 Act or the company’s memorandum and articles of association. Further, if a company or a director of a company breaches or proposes to breach the 2006 Act or its memorandum or articles of association, then, in response to a shareholder’s application, the Isle of Man Court may issue an order requiring compliance with the 2006 Act or the memorandum or articles of association; alternatively, the Isle of Man Court may issue an order restraining certain action to prevent such a breach from occurring.

The 2006 Act also contains provisions that enable a shareholder to apply to the Isle of Man Court for an order directing that an investigation be made of a company and any of its associated companies.

Anti-takeover Effects of Our Dual Class Structure

As a result of our dual class structure, the Founders Group and our executives and employees will have significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

U.K. Code on Takeovers and Mergers

The City Code on Takeovers and Mergers, or the City Code, will apply to us, if the UK Panel on Takeovers and Mergers, or the Panel, considers that our place of central management and control is in the United Kingdom, the Channel Islands or the Isle of Man. Under the City Code (amongst other rules designated to protect shareholders), if an acquisition of interests in the A ordinary shares and/or B ordinary shares were to increase the aggregate holding of an acquirer and persons acting in concert with it to an interest in the A ordinary shares and/or B ordinary shares carrying 30% or more of the voting rights exercisable at a general meeting of the Company, the acquirer and, depending upon the circumstances, persons acting in concert with it, would be required (except with the consent of the Panel) to make a cash offer (or an offer with a cash alternative) for the outstanding A ordinary shares and B ordinary shares and any other equity share capital we have issued at a price not less than the highest price paid for any interest in the A ordinary shares or B ordinary Shares (as applicable) by the acquirer or persons acting in concert with it during the 12 months prior to the announcement of the offer. Offers for different classes of equity share capital must be comparable and the Panel should be consulted in advance in such cases. A similar obligation to make such a mandatory offer would also arise on the acquisition of an interest in A ordinary shares and/or B ordinary shares by a person holding (together with persons acting in concert with it) an interest in A ordinary shares and/or B ordinary shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition was to increase the percentage of shares carrying voting rights in which it is interested.

Indian Takeover Regulations

The Takeover Regulations came into effect on October 22, 2011, superseding the earlier takeover regulations. For further discussion of these regulations, see the discussion in the section “Regulation—Material Indian Regulation—Indian Takeover Regulations” contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description, and that is incorporated by reference.

Compulsory Acquisitions under the 2006 Act

Under the 2006 Act, where a scheme or contract involving the acquisition of a company’s shares has within sixteen weeks after the making of the offer been approved by the holders of not less than 90% in value of the shares affected, the acquiring party may, within eight weeks after the expiration of the sixteen-week period, by notice to the remaining shareholders compulsorily acquire their shares. The dissenting shareholders may, however, within one month of the date of the notice, apply to court for relief.

Differences in Corporate Law

A chart summarizing certain material differences between the rights of holders of our A ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware that result from differences in governing documents and the laws of Isle of Man and Delaware contained in our Annual Report on Form 20-F for the year ended March 31, 2017 is incorporated by reference.

Changes in Capital

The conditions in our articles of association governing changes in capital are not more stringent than as required under the 2006 Act. Our articles of association provide that our directors may, by resolution, alter our share capital. The 2006 Act subjects any reduction of share capital to the statutory solvency test. The 2006 Act provides that a company satisfies the solvency test if it is able to pay its debts as they become due in the normal course of the company’s business and where the value of the company’s assets exceeds the value of its liabilities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

New York Stock Exchange

Our A ordinary shares are listed on the NYSE under the symbol “EROS.”

Description of Other Securities

We will set forth in the applicable prospectus supplement a description and the particular terms of any debt securities or warrants that may be offered pursuant to this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Eros International PLC and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates from and on which interest, if any, will be payable and any regular record date for the interest payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if $1,000 or other than a denomination of $1,000, or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;
•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	any covenants applicable to such debt securities;
•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents;
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Eros International PLC; and
•	any other material terms of such debt securities.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	in privately negotiated transactions;
•	through broker-dealers, who may act as agents or principals;
•	in a block trade in which a broker-dealer will attempt to sell a block of shares of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through one or more underwriters on a firm commitment or best-efforts basis;
•	directly to one or more purchasers;
•	through agents; or
•	in any combination of the above.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement of which this prospectus forms a part will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Cains Advocates Limited, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

In connection with particular offerings of the debt securities in the future, the validity of those debt securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of this registration statement of which this prospectus forms a part until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) of any Current Report on Form 6-K:

•	our Annual Report on Form 20-F for the year ended March 31, 2017 filed with the SEC on July 31, 2017;
•	the description of our A ordinary shares contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus, without charge to the requester, upon written or oral request. Requests for such copies should be directed to:

Eros International Plc

550 County Avenue

Secaucus, New Jersey 07094

(201) 558-9021

Publicly filed documents concerning our company which are referred to in this prospectus may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room at the SEC’s principal office, 100 F Street, N.E., Washington D.C. 20549, after payment of fees at prescribed rates. Information may be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. We have made all our filings with the SEC using the EDGAR system.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited company incorporated under the laws of the Isle of Man. The majority of our assets are located outside of the United States. Currently, one of the members of our board of directors is a citizen or resident of the United States.

Certain of our subsidiaries, including Eros India, are incorporated under the laws of India or other foreign jurisdictions. The majority of the directors and executive officers of such subsidiaries are not residents of the United States, and we believe that substantially all of the assets of such subsidiaries and their officers and directors may be located outside the United States.

As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce outside the United States judgments obtained against us or such persons in the United States, except, with respect to us, by effecting service on our agent in the United States, including, without limitation, judgments based upon the civil liability provisions of the United States federal securities laws or the laws of any state or territory of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable outside the United States. Investors may also have difficulties enforcing, in original actions brought in courts in jurisdictions outside the United States, liabilities under U.S. securities laws.

We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of the U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other changes of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

A judgment or decree of a court in the United States may be enforced in India only by filing a fresh suit on the basis of the judgment or decree and not by proceedings in execution. Further, such enforcement would be subject to the restrictions set forth in the Indian Code of Civil Procedure, 1908, as amended, including under Section 13 thereof. Section 13 provides that a foreign judgment is conclusive as to any matter directly adjudicated upon except (i) where the judgment has not been pronounced by a court of competent jurisdiction, (ii) where the judgment has not been given on the merits of the case, (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable, (iv) where the proceedings in which the judgment was obtained were opposed to natural justice, (v) where the judgment has been obtained by fraud or (vi) where the judgment sustains a claim founded on a breach of any law in force in India.

A suit for enforcement of a foreign judgment is required to be filed in India within three years from the date of the judgment. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India, or that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy in India. A party seeking to enforce a foreign judgment in India is also required to obtain prior approval from the Reserve Bank of India to repatriate any amount recovered pursuant to such enforcement, and any such amount may be subject to income tax in accordance with applicable laws. Any judgment in a foreign currency is required to be converted into Indian Rupees on the date of judgment and not on the date of payment.

Eros International Plc

PROSPECTUS SUPPLEMENT

September 26, 2019